Exhibit 10.17

[Cypress Letterhead]

December 12, 2019
[Full Name]

Dear [First Name]:
As you are aware, Cypress Semiconductor Corporation (the “Company”) has entered into a merger agreement, dated June 3, 2019 (the “Merger Agreement”), with Infineon Technologies AG (“Infineon”) and IFX Merger Sub Inc. which contemplates that Infineon will acquire the Company (the “Transaction”).
As provided for in the Merger Agreement, in order to mitigate any issues resulting from the application of Internal Revenue Code Sections 280G and 4999 and to maximize the net after-tax proceeds you will receive subject to Section 4999, the Company may accelerate the vesting or payment of compensation that is scheduled to vest or be paid prior to April 1, 2020 into December 2019.
In accordance with above, the following compensation will be accelerated and/or paid, as applicable, in December, in each case subject to your continued employment on the applicable new payment or vesting date:
1. Bonus payments under the Cypress Incentive Plan (for any as yet unpaid 2019 performance periods, as applicable) will be paid to you on December 20, 2019, assuming both corporate performance and individual performance at target and therefore in the amount of $_____________. There is no repayment obligation with respect to this bonus payment.
2. The vesting of any service-based Restricted Stock Units scheduled to vest on (or before) February 29, 2020 will be accelerated in full. Specifically, (i) _________ of your service-based Restricted Stock Units that are otherwise scheduled to vest on [February 3, 2020, (ii) _________ of your service-based Restricted Stock Units that are otherwise scheduled to vest on February 15, 2020 and (iii) _________ of your service-based Restricted Stock Units that are otherwise scheduled to vest on February 16, 2020] are being accelerated so that such service-based Restricted Stock Units will instead vest on December 16, 2019. Within five business days after the accelerated vesting date, the Company will deliver to you (or to your account at the Company's stock plan brokerage firm) one share of Company common stock for each vested unit, subject to any applicable tax withholding. The originally scheduled vesting dates for the aforementioned service-based Restricted Stock Units are hereafter referred to as the “Original Vesting Date” for the applicable service-based Restricted Stock Units.
3. The vesting of any performance-based Performance Stock Units scheduled to vest on (or before) February 29, 2020 will be accelerated in full at the maximum level of performance achievement. Specifically, on December 16, 2019, ______ of your Performance Stock Units that are otherwise scheduled to vest on February 28, 2020 will vest. Within five business days after the accelerated vesting date, the Company will deliver to you (or to your account at the Company's stock plan brokerage firm) one share of Company common stock for each vested unit, subject to tax withholding. The number of Performance Stock Units that will vest as stated above has been calculated assuming that all applicable performance goals will be achieved at the maximum level of performance achievement (such number, the “Maximum Amount”). February 28, 2020 is hereafter referred to as the “Original Vesting Date” for the Performance Stock Units.
Upon receipt of any shares of Company common stock in settlement of the above-described service-based Restricted Stock Units and Performance Stock Units, you shall make a timely election under Code Section 83(b) with respect to such shares, but in no event later than December 31, 2019, in substantially the form attached hereto as Exhibit A. You shall deliver to the Company a copy of such election (with proof of timely filing) promptly after such election is filed. You acknowledge that it is your sole responsibility to file a timely election under Code Section 83(b), and that the Company shall have no responsibility for filing any such election on your behalf.
If your employment is terminated by the Company for Cause (as defined in your [Change in Control Severance Agreement] [or for the CEO only, Amended and Restated Employment Agreement]) or you voluntarily resign prior to the applicable Original Vesting Date, the net (after tax) shares you received in settlement of the above-described service-based Restricted Stock Units and Performance Stock Units will be automatically forfeited for no consideration and you will be required to deliver such shares to the Company within 30 days; and, if you have sold or no longer own any such shares, you will be required to promptly, and in all events within 30 days, pay the Company an amount equal to the gross proceeds you received upon such sale or transfer, provided that, in the event the closing of the Transaction occurs prior to any Original Vesting Date, the above-described clawback will cease to apply to 50% of the net (after tax) shares you received in settlement of the above-described service-based Restricted Stock Units that were originally scheduled to vest on such Original Vesting Date, provided further that, in the event the closing of the Transaction occurs prior to any Original Vesting Date and you are terminated prior to the Original Vesting Date the clawback will cease to apply on the date of such termination if you would be entitled to accelerated vesting of equity awards under the Merger Agreement in connection with such termination. For this purpose, the net (after tax) number of shares you received in settlement of Restricted Stock Unit or Performance Stock Unit vesting is equal to (a) the number of shares issued to you at vesting, if the Company's tax withholding obligation at vesting was satisfied through the so-called "net share settlement" method, or (b) the number of shares that vested less the number of shares automatically sold by the Company's stock plan broker to cover the tax withholding amount, if the Company's tax withholding obligation at vesting was satisfied through the so-called "sell-to-cover" method.
In addition, solely if the Merger Agreement is terminated without the Transaction closing, if it is determined by the Compensation Committee of the Board that the number of Performance Stock Units that would have vested on February 28, 2020, based on the actual level at which the applicable performance goals are achieved, is less than the Maximum Amount (such difference, the “Delta Amount”), then such Delta Amount will be subject to a lapsing forfeiture provision (in favor of the Company) based on the following terms: (a) monthly ‘vest’ whereby (on the last day of the calendar month in which the Merger Agreement is terminated and on the last day of each subsequent calendar month through and including February 2021) a pro-rata portion of the Delta Amount will no longer be subject to the lapsing forfeiture right and (b) the lapsing forfeiture right will expire in full and terminate on February 28, 2021. In the event the prior sentence is applicable and before February 28, 2021 your employment with the Cypress group of companies is terminated by the Company for Cause or by you without Good Reason (as defined in your [Change in Control Severance Agreement] [or for the CEO only, Amended and Restated Employment Agreement]), then upon written notification by the Company setting forth the portion of the Delta Amount that will be forfeited, you will forfeit all Delta Amount shares that remain subject to the forfeiture provision on the date of your employment termination and you will be required to deliver such shares to the Company (or, if you have sold or no longer own any such shares, you will be required to pay the Company an amount equal to the gross proceeds you received upon such sale or transfer), in all events within 30 days.
You agree that the Company may net out of any other payments due to you from the Company (including any bonus, severance, or change of control payments) any amounts you may owe the Company hereunder, including if you fail to deliver any shares subject to a forfeiture provision.
This letter shall be governed by California law. This letter may only be amended or modified pursuant to a written agreement signed by you and by an authorized representative of the Company.
Please acknowledge your agreement to this letter by signing below and returning a signed copy of this letter to [NAME] at [EMAIL ADDRESS] by no later than December 15, 2019. Your returning a signed copy of this letter is a pre-condition to the accelerated vesting and payments described herein.

Sincerely,

Name:
Title:

Acknowledged and Agreed:

[Employee Full Name]
Dated: December ____, 2019

Exhibit A

ELECTION PURSUANT TO
SECTION 83(b) OF THE INTERNAL REVENUE CODE
On December [_], 2019, the undersigned acquired [_] shares (the “Shares”) of Cypress Semiconductor Corporation, a Delaware corporation (the "Company"), for $0. The undersigned desires to make an election to have the receipt of the Shares taxed under the provisions of Code §83(b) at the time the undersigned acquired the Shares.
Therefore, pursuant to Code §83(b) and Treasury Regulation §1.83-2 promulgated thereunder, the undersigned hereby makes an election, with respect to the Shares, to report as taxable income for the calendar year 2019 the excess (if any) of the value of the Shares on December [_], 2019 over the purchase price thereof.
The following information is supplied in accordance with Treasury Regulation §1.83-2(e):
1.    The name, address and social security number of the undersigned:
[Name]
Address: [____]
SSN: [____]
2.    A description of the property with respect to which the election is being made: [_] shares of common stock, par value $0.01 per share, of the Company.
3.    The date on which the Shares were transferred: December [_], 2019. The taxable year for which such election is made: 2019.
4.    The restrictions to which the property is subject: If the undersigned is terminated for cause or the undersigned voluntarily resigns prior to the earlier of (i) the originally scheduled vesting dates of the underlying awards that the Shares were granted in settlement of or (ii) with respect to 50% of such Shares delivered in settlement of service-based restricted stock units only, the closing of the transaction contemplated by the merger agreement, dated June 3, 2019, by and between Cypress Semiconductor Corporation and Infineon Technologies AG (“Infineon”) and IFX Merger Sub Inc. which contemplates that Infineon will acquire the Company, the Shares will be automatically forfeited for no consideration and the undersigned will be required to deliver such shares to the Company (however, such forfeiture provision will fall away if the undersigned is terminated following the closing of the transaction under circumstances in which the undersigned is entitled to accelerated vesting pursuant to the merger agreement; and, if such Shares are sold or are no longer owned by the undersigned, the undersigned will be required to promptly pay the Company an amount equal to the gross proceeds received upon such sale or transfer.
5.    The fair market value on December [_], 2019, of the property at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is $[_] per Share and $[_] in the aggregate.
6.    The amount paid or to be paid for such property: $0.
A copy of this election is being furnished to the Company pursuant to Treasury Regulation §1.83-2(e)(7). A copy of this election will be submitted with the 2019 federal income tax return of the undersigned pursuant to Treasury Regulation §1.83-2(c).

Dated: December [_], 2019

_________________________
[Full Name]

003632-0001-32752758.10    1